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                            Washington, D.C. 20549

                                   FORM 8-K

                                CURRENT REPORT

                      Pursuant to Section 13 or 15(d) of
                      the Securities Exchange Act of 1934

        Date of Report (Date of earliest event reported) April 19, 1999

                     LAS VEGAS ENTERTAINMENT NETWORK, INC.
             (Exact name of registrant as specified in its charter)

                                    DELAWARE
                 (State or other jurisdiction of incorporation)

                0-21270                           94-3123854
         (Commission File Number)      (IRS Employer Identification No.)

       1801 Century Park East, 23rd Floor, Los Angeles, California 90067
 (Address of Principal executive offices)                        (Zip Code)

       Registrant's telephone number, including area code:  (310)551-0011


Item 5.  Other Events.

Expiration of Rights in El Rancho Property
------------------------------------------

     On July 2, 1998, Las Vegas Entertainment Network, Inc. ("LVEN" or the "Company") and certain of its subsidiaries, Countryland Properties, Inc., Casino-Co Corporation, and Las Vegas Communications Corporation, entered into a Stipulation and Agreement of Compromise, Settlement and Release (the "Stipulation and Agreement") by and among the Company and such subsidiaries, on the one hand, and International Thoroughbred Breeders, Inc. ("ITB"), ITB's Directors, certain ITB shareholders and various related parties, on the other hand, to resolve the pending stockholder derivative litigation brought in the name of ITB in the Delaware Court of Chancery.

     Pursuant to the Stipulation and Agreement, the Company obtained various exclusive and non-exclusive rights for the period ending on April 19, 1999, (the "Escrow Period") to effect a sale or refinancing of ITB's non-operating El Rancho Hotel and Casino property in Las Vegas, Nevada (the "El Rancho Property"), under the terms and conditions set forth in the Stipulation and Agreement, including the right of LVEN to receive certain excess sales proceeds. On April 19, 1999, the Escrow Period terminated without the Company having exercised its Disposition Rights, which Disposition Right thereby lapsed and
expired.   This may result in the Company writing off its investment in the El
Rancho property from its balance sheet in the approximate amount of $3,000,000 if a sale is not completed. As a result of this write-off, the Company may no longer meet the minimum net worth standards imposed by NASDAQ. The Company has been advised that funds have been made available for the purchase of the El Rancho property by a third party from ITB and that the Company can expect a fee from such closing. However, there is no assurance that such closing or fee has been finalized.

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Potential Acquisition
---------------------

     On April 27, 1999, Casino Co. Ltda. ("CCL"), a wholly-owned subsidiary of the Company, as buyer, and the principal shareholder (the "Seller") of Sulmatic ("Sulmatic") entered into a document entitled Sales Contract (the "Sales Contract"), pursuant to which CCL agreed to purchase from the Seller the Seller's one-half interest in Sulmatic for a purchase price of Five Million Five Hundred Thousand Dollars ($5,500,000). The remaining one-half interest in Sulmatic, subject to financing, would be owned by L. G. Cirsa, a manufacturer of gaming equipment.

     Sulmatic is a Brazilian corporation which currently operates approximately 500 electronic gaming machines throughout Brazil, and has stated that it intends to install an additional 500 machines by June 1, 1999. Under the terms of the Sales Contract, CCL is required to pay Three Million Dollars ($3,000,000) forty five days from the date of a definitive agreement, which obligation has been secured by the pledge of a Gold Certificate for 10,601 Troy Ounces .9999 pure (the "Gold Certificate") issued by a Nevada Real Estate Trust (the "REIT") and Five Hundred Thousand Dollars ($500,000) per month thereafter until the entire purchase price has been paid. The closing of the Sulmatic acquisition is subject to, among other things, the completion of due diligence, the negotiation and execution of definitive documentation and the obtaining of any required regulatory approvals, and financing.

     In consideration of the pledge by the REIT of the Gold Certificate, and the assignment by REIT to the Company of certain bank guarantees in the aggregate face amount of Three Hundred Million Dollars ($300,000,000), the Company has agreed to issue 500,000 shares of the Company's restricted common stock to six third party trusts, subject to stockholder approval.

Issuance of Stock Pursuant to Form S-8
--------------------------------------

     On February 14, 1999, the Company caused to be registered 2,000,085 shares of its common stock under the Securities Act of 1933, as amended, pursuant to Form S-8. These shares were registered and available to be issued to officers, directors, employees and consultants, pursuant to the Company's 1999 Stock Compensation Plan (the "Plan"). Since adoption of the Plan, through approximately April 30, 1999, the Company issued approximately 899,500 shares of common stock pursuant to the Plan. As of January 31, 1999, the Company had 1,831,167 shares of common stock outstanding. Based on the large number of shares issued under the Plan, such issuance could have a material adverse effect on the trading price of the common stock of the Company.

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(c)  Exhibits

10.1 Sulmatic Agreement dated April 27, 1999. (To be filed with confidential treatment)


SIGNATURES

Pursuant to the requirements of the Securities Exchanges Act of 1934, t he Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                    By:/s/ Carl A. Sambus
                                    Carl A. Sambus
                                    Chief Financial Officer

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